UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 7, 2012

PUMA BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52811	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 7, 2012, Puma Biotechnology, Inc., a Delaware corporation (the “Company”), entered into an Office Lease (the “Lease”) with DWF III Gateway, LLC, a Delaware limited liability company, for approximately 9,560 rentable square feet of office space in the building located at 701 Gateway Boulevard, South San Francisco, California 94080. The Company plans to use the premises for general office and administrative purposes.

The initial term of the Lease is for seven years and is expected to commence on or about Oct 1, 2012. The base rent will be approximately $20,250 per month during the first year and will increase over the course of the initial term, up to approximately $30,820 per month during the seventh year. In addition, the Company has an option to extend the Lease for an additional five-year term, which would commence upon the expiration of the initial term. In the event the Company elects to extend the Lease, the minimum monthly rent payable for the additional term will be the then-current fair market rent calculated in accordance with the terms of the Lease.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Office Lease by and between Puma Biotechnology, Inc. and DWF III Gateway, LLC, executed on June 7, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: June 13, 2012	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Office Lease by and between Puma Biotechnology, Inc. and DWF III Gateway, LLC, executed on June 7, 2012